Acknowledgment of Deloitte & Touche
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                                                                   Exhibit 15.1

February 4, 1998

CalEnergy Company, Inc.
302 South 36th Street - Suite 400
Omaha, Nebraska


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CalEnergy Company, Inc. and subsidiaries for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996, and September 30, 1997 and
1996, as indicated in our reports dated April 29, 1997, August 12, 1997, and October 13, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Omaha, Nebraska